UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 24, 2014

ALPINE 4 Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

934 W Coronado Road, Phoenix, AZ 85007

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(505) 804 5474

 (ISSUER TELEPHONE NUMBER)

460 Brannan Street, Suite 78064

San Francisco, CA 94107

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 5.01 Change in Control of Registrant.

On June 16, 2014, the sole officer and director of ALPINE 4 Inc. (the “Company”), Richard Chiang, entered into a Share Purchase Agreement (the “SPA”) pursuant to which he entered into an agreement to sell an aggregate of 10,000,000 shares of his shares of the Company’s common stock to Richard Battaglini at an aggregate purchase price of $40,000. These shares represent 100% of the Company’s issued and outstanding common stock. Effective upon the closing date of the Share Purchase Agreement, June 23, 2014, Richard Chiang executed the agreement and owned no shares of the Company’s stock and Richard Battaglini was the sole majority stockholder of the Company. A copy of the SPA is attached to this Current Report as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On June 24, 2014, before the closing of the SPA, Richard Chiang elected Richard Battaglini as a Director of the Company and as Chairman of the Company’s Board of Directors. Immediately following the election of Mr. Battaglini to the Company’s Board of Directors, Mr. Battaglini, acting as the sole Director of the Company, accepted the resignation of Richard Chiang as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors. Mr. Chiang’s resignation was in connection with the consummation of the SPA between Mr. Chiang and Mr. Battaglini and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Following Mr. Chiang’s resignation, and effective as of the same date, to fill the vacancies created by Richard Chiang’s resignations, the Board of Directors appointed Mr. Battaglini as Chairman of the Board of Directors and President. Further, the Board of Directors also appointed Kent B. Wilson as Chief Executive Officer, Chief Financial Officer and Secretary. A copy of the resignation letter submitted by Mr. Chiang is attached to this Current Report as Exhibit 17.1.

Biographical Information for Richard Battaglini

Mr. Battaglini has spent a total of 15 years working in the areas of Automotive Dealership Sales and Management. He has extensive experience as an Automotive Aftermarket Parts innovator and supplier. He began his automotive sales career by serving as a salesperson in Albuquerque, NM for Group 1 Automotive, a publicly traded conglomerate. After spending 3 years and winning several awards, Mr. Battaglini moved to a private dealership group to pursue an advancement into finance and insurance where he was responsible for securing financing for customers and funding from banks for the group. He then made the natural progression into Dealership Management where he was responsible for scheduling and managing a sales team consisting of more than 35 sales people. In this role he was responsible for Inventory Management and the Customer Retention Program Development. He has held every position on the variable side of a dealership, except for General Manager.

In 2005, Mr. Battaglini left the retail side of the automotive industry and pursued a new strategy. It was then that he invented a safety product for cars that is currently being sold under several brand names such as Pulse, BrakeSafe, BrakeTek and BrakePlus.  It has been proven by the NHTSA that when consumers have this installed in their vehicle, it reduced their chances of being involved in a rear-end collision by over 40%. This product was sold to the automotive dealership market as an aftermarket product to be front loaded on the new and used cars. With Mr. Battaglini's direction, this product is available in hundreds of dealerships nationwide and in 2012, it was voted one of the top 30 Automotive Technology products in the US by Automotive News and Autobytel.

Selling his interest in this venture in late 2012 allowed Mr. Battaglini the opportunity to pursue another venture: LotWatch and ServiceWatch, products having a focus on Dealership Inventory Management and Real-time Customer Service Retention.

2

Biographical Information for Kent B. Wilson

In 1999 Mr. Wilson raised 2 million dollars via seed capital and private placement funds to start Crystal Technology Holdings, Ltd./ NextSure, LLC.   This company successfully designed built and brought two products to market.  First of which was an internet based insurance rating engine that allowed prospective buyers to rate and buy their auto insurance online via a virtual insurance agent.  Capitalizing on this technology the company then built kiosks that housed this web based rating engine and distributed them to automobile dealerships throughout the Western United States to sell insurance to their uninsured drivers.

Since 2002 Mr. Wilson has been actively involved with all facets of corporate financial and operational planning and has held the title of CFO and CEO for several different firms.    Mr. Wilson has also consulted for various finance departments of publicly traded companies such as JDA Software and Switch & Data, Inc. to help them identify and develop best SOX and GAAP practices and procedures.

In 2011 Mr. Wilson took over as CFO of United Petroleum Company and helped guide them from a small startup with less than $1 million in revenue to a company with $20 million in revenue and a growth path for 2013 and 2014.

Mr. Wilson holds a BA degree in Management and holds an MBA from Northcentral University.

In connection with the consummation of the SPA, there was an understanding between the former management of the Company and Richard Battaglini, the purchaser under the SPA, that Mr. Battaglini would be appointed as a director and an officer of the Company immediately after the change of control was effected.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Share Purchase Agreement between Richard Chiang and Richard Battaglini dated June 16, 2014
17.1	Richard Chiang resignation letter dated June 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPINE 4 Inc.

By: /s/ Richard Battaglini

Richard Battaglini

Chairman of the Board and President

By: /s/ Kent B. Wilson

Kent B. Wilson

Chief Executive Officer, Chief Financial Officer, Secretary

(Principal Executive Officer, Principal Financial Officer)

Date: June 24, 2014

3